AMENDED AND RESTATED MANAGEMENT AGREEMENT

RED TRAIL ENERGY, LLC / GREENWAY CONSULTING, LLC

This Amended and Restated Management Agreement (the “Agreement”) is made and entered into this 10th day of September, 2009, by and between Red Trail Energy, LLC, a North Dakota limited liability company (the “Owner”) and Greenway Consulting, LLC, a Minnesota limited liability company (“Greenway”);

RECITALS

A. Owner owns and operates a 50 million gallon per-year nameplate capacity dry-mill ethanol plant in Richardton, North Dakota (the “Plant”).

B. Greenway is an ethanol consulting company providing, among other things, management services for the operation of ethanol plants.

C. Owner has used since the execution of a Management Agreement with Greenway dated December 17, 2003, and is desirous of continuing to use, the management services of Greenway, and Greenway is desirous of providing such services to Owner.

NOW THEREFORE, in consideration of the following terms and conditions, Owner and Greenway hereby agree as follows:

SECTION I. SCOPE OF SERVICES

Greenway shall provide the following services:

A. Assist and advise owner with Plant operations as specifically requested, maintenance and repair and installation of additional capital equipment, and make recommendations regarding prospective upgrades to Owner’s Plant and operations to adapt to changing industry technologies or other conditions that Greenway believes may be necessary based on Greenway’s industry knowledge;

B. Assist and advise in the set up, monitoring and oversight policies and procedures for programs for input acquisitions including among other things, corn supply, and offtake;

C. Assist and advise in the hiring and termination of the General Manager and Plant Manager, which hiring and termination shall be the sole responsibility of the Owner; and

D. Assist and advise the Owner regarding general Plant management concerns on an as needed basis.

SECTION II. TERM

This Agreement shall begin on July 1, 2009 (the “Effective Date”) and shall terminate on December 11, 2011.  Any extension of the term set forth in this Section II shall be effected by a written extension agreement duly executed by both parties.

SECTION III. COMPENSATION

Owner shall pay Greenway compensation for services rendered under the terms of this Agreement as follows:

A. One Hundred Seventy One Thousand and Six Hundred Dollars ($171,600) per year payable in equal monthly installments of Fourteen Thousand and Three Hundred Dollars ($14,300.00) on the first day of each month.

B. Reimbursement to Greenway for the salary and benefit package for the General Manager/Chief Executive Officer and the Plant Manager payable each month, along with the monthly payment in “A.” above.  The salary and benefit package for Owner’s interim General Manager/Chief Executive Officer as of the Effective Date shall be the same as the salary and benefit package applicable to Owner’s prior General Manager/Chief Executive Officer for fiscal year 2008.  If Owner’s interim General Manager/Chief Executive Officer remains employed as Owner’s General Manager/Chief Executive Officer on January 1, 2010, this Section III.B. shall be subject to renegotiation by the parties.

C. Expenses are in addition to the above compensation and shall be billed monthly as incurred. Expenses shall include all out-of-pocket expenditures paid or accrued by Greenway in carrying out the terms of this Agreement. If expenses exceeding $5,000 per month are required, Greenway shall seek pre-approval by Owner, which approval shall not be unreasonably withheld.

D. Four percent (4%) of the pre-tax net income, which income shall include all revenues including, but not limited to, governmental payments, but specifically excluding the following:

(1)	any unrealized gains or losses related to hedging;

(2)
any gains or losses related to withheld payments to Fagen, Inc. (“Fagen”) and/or ICM, Inc. (“ICM”) related to the resolution of any outstanding disputes between Owner and Fagen and/or ICM regarding Owner’s coal combustor, including any subordinated debt forgiveness;

(3)	any unrealized gains or losses related to interest rate swaps;

(4)	any non-cash patronage equity grants, including but not limited to noncash capital credits or patronage dividends from any third parties;

(5)	any gains or losses related to any debt restructuring or debt forgiveness under any agreements with Owner’s senior lenders; and

(6)	any gains or losses related to Owner’s purchases of discounted corn.

This sum shall be payable within thirty (30) days after conclusion of the audit of Owner’s financial statements by Owner’s independent registered public accounting firm.

In no event during the term of this Agreement shall Owner pay any amounts under Section III.D. if such payment would cause Owner’s cash balance to fall below the dollar amount Minimum Cash Balance threshold, as defined in Owner’s Corn Procurement Program prospectus.  Owner’s payment under the corn procurement program of any Cash Payment or Cash Incentive amounts, as defined in the Owner’s Corn Procurement Program prospectus, shall have priority in payment over the payment to Greenway under Section III.D.  In the event that any payments remain owed to Greenway at the termination date of this Agreement and Owner’s cash balance is below the Minimum Cash Balance on such termination date, such payment shall accrue as a payable to Greenway until such time as Owner’s cash balance is above the Minimum Cash Balance.  Once Owner’s cash balance is above the Minimum Cash Balance, any accrued payments shall be paid in full to Greenway.

SECTION IV. STANDARD OF PERFORMANCE

All services provided by Greenway shall be provided on a best efforts basis with no warranties of performance due to limitations of the equipment.

SECTION V. TERMINATION

This Agreement may not be terminated by either party except for good cause shown. ‘Good Cause’ shall be defined as (i) insolvency or bankruptcy of either party, (ii) dishonest or fraudulent acts of either party, or (iii) Gross Misconduct of either party.  If either party desires to terminate this agreement for Good Cause, that party shall provide written notice to the other party setting forth, with particularity, the claimed basis for termination. The party receiving such notice shall have thirty (30) days to dispute this notice or to correct the claimed defect. In the event the party receiving notice disputes the claim it shall submit the claim to Arbitration pursuant to Section IX herein.

Failure to dispute this notice or to arbitrate or to correct the claimed defect within the given time frame shall result in termination of this Agreement at the option of the non-defaulting party. In the event of termination all sums accrued under this Agreement shall then become immediately due in full and any unpaid balance shall carry an interest rate of eight percent (8%) per annum.

SECTION VI. INDEMNIFICATION

RED TRAIL ENERGY, LLC will indemnify and hold Greenway harmless from and against all claims, liabilities, losses, damages, expenses, attorney fees and disbursements related to or arising out of Greenway's performance under this Agreement, except in the event of Gross Misconduct on the part of Greenway, its employees or agents.

SECTION VII. INSURANCE

During the term of this Agreement, each party shall provide Workers' Compensation Insurance within the statutory requirements for all of its employees. Owner shall provide comprehensive general liability insurance and automobile liability insurance to cover claims for personal injury, death or property damage which may arise out of the performance of this Agreement. Owner agrees that Greenway shall be named as an additional named insured under its general liability and automobile liability insurance policies.

Comprehensive general liability limits shall be at least Two Million Dollars ($2,000,000) for bodily injury or death for any one occurrence and Five Million dollars ($5,000,000) for property damage. Automobile liability limits shall be at least One Million Dollars ($1,000,000) for any one person with an aggregate of Two Million Dollars ($2,000,000) for any occurrence of bodily injury or property damage.

Upon request, Owner agrees to furnish Greenway with a certificate of insurance naming Greenway as an additional insured as described above.

SECTION VIII. GOVERNING LAW

This Agreement shall be governed by the laws of the State of North Dakota with respect to interpretation and performance.

SECTION IX. ARBITRATION

If any dispute arises out of the interpretation or performance of this Agreement, the matter shall be referred to Arbitration pursuant to the commercial rules of the American Arbitration Association. The Arbitration shall be conducted in Fargo, North Dakota. Each party to the Arbitration shall bear one half, each, of the expenses of the Arbitrator(s), including their fees and costs, but each party shall bear their own expenses, including attorney fees.

SECTION X. NOTICES

Any written notice or communication required or permitted by this Agreement, or by law, to be served upon, given to, or delivered to either party, by the other party, shall be in writing, and shall be deemed duly served, given, or delivered when personally delivered to the party to whom it is addressed, or in lieu of such personal services, when deposited in the United States mail, first class postage prepaid, addressed to Owner at:

RED TRAIL ENERGY, LLC
P.O. BOX 11, 3682 HIGHWAY 8 SOUTH
RICHARDTON, NORTH DAKOTA 58652
ATTN: MIKE APPERT

Or to Greenway at:

GREENWAY CONSULTING, LLC
74 SOUTH COUNTY ROAD 22
MORRIS, MINNESOTA 56267
ATTN: GERALD BACHMEIER

SECTION XI. INDEPENDENT CONTRACTOR

Greenway is an independent Consultant and nothing in this Agreement shall constitute or designate Greenway or any of its employees or agents as employees of Owner.

SECTION XII. CONFIDENTIALITY

Neither party shall disclose confidential information of the other party to a third party. (See previously executed Non-Disclosure Agreement which shall remain in effect; Exhibit A.) Each party shall designate to the other party information it considers to be confidential and not part of the public domain. A violation of this provision shall be resolved through Section IX. Arbitration, herein.

SECTION XIII. MODIFICATION

This Agreement constitutes the entire agreement between the parties. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. This Agreement may only be modified upon the written agreement of the parties executed as an amendment to this Agreement.

SECTION XIV. ASSIGNMENT

This Agreement shall be binding upon the parties and their respective assigns, representatives and agents including upon any third party buyer of all or a part of Owner's interest herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement in the day and year first above written. By signature of its representative(s) below, each Party affirms that it has taken all necessary action to authorize said representative(s) to execute this Agreement.

EACH PARTY AGREES IT HAS READ AND UNDERSTANDS ALL THE TERMS OF THIS AGREEMENT.

OWNER: RED TRAIL ENERGY, LLC	GREENWAY: GREENWAY CONSULTING, LLC

/s/ Mike Appert	/s/ Gerald Bachmeier
By: Mike Appert	By: Gerald Bachmeier
Its: Chairman	Its: Chief Manager

/s/ Mark E Klimpel
By: Mark Klimpel
Its: Chief Financial Officer